                                                                     EXHIBIT 2.3

                               ESCROW AGREEMENT
                               ----------------


     This Escrow Agreement is entered into as of January ___, 1999, by and among IDX Systems Corporation, a Vermont corporation (the "Buyer"), Joel D. Liffmann, as representative (in such capacity and his/her successors being referred to as the "Indemnification Representative") of the stockholders (the "Indemnifying Stockholders") of EDiX Corporation, a Delaware corporation, and Sate Street Bank and Trust Company (the "Escrow Agent").

     WHEREAS, the Buyer and the Company have entered into an Agreement and Plan of Merger dated September 11, 1998 (the "Merger Agreement") by and among the Company, the Buyer and a subsidiary of the Buyer. Such subsidiary will be merged into the Company which, as the surviving corporation (the "Surviving Corporation"), will become a wholly-owned subsidiary of the Buyer.

     WHEREAS, the Merger Agreement provides that an escrow account will be established to secure the Indemnifying Stockholders' indemnification obligations and post-closing adjustment obligations to the Indemnified Persons under the Merger Agreement on the terms and conditions set forth herein.

     WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow account will be established and maintained.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1.  Defined Terms.  Capitalized terms used in this Agreement and not
         -------------
otherwise defined shall have the meanings given them in the Merger Agreement. The Buyer has provided the Escrow Agent with a true and correct copy of the Merger Agreement. The parties hereto acknowledge and agree that (i) references to the Merger Agreement and the incorporation by reference herein of defined terms used in the Merger Agreement are solely for the convenience of the Indemnification Representative, the Indemnifying Stockholders and the Buyer;
(ii) the Escrow Agent is not a party to the Merger Agreement and has no duty to read or interpret the Merger Agreement to carry out its duties hereunder; (iii) the Escrow Agent may rely on the use of any such defined term by any party in any communication (a) received by the Escrow Agent and (b) delivered pursuant to the Merger Agreement, in connection with its duties hereunder; and (iv) the Indemnifying Stockholders and the Buyer, jointly and severally, agree to indemnify and hold Escrow Agent and its officers, directors and employees harmless for any loss, cost, expense, damage, liability or claim in connection with any claim against the Escrow Agent based upon any reference to procedures set forth in the Merger Agreement, or the use herein of a defined term from the Merger Agreement.

     2.  Consent of Indemnifying Stockholders.  The Indemnifying Stockholders
         ------------------------------------
hereby consent to: (a) the establishment of this escrow to secure the Indemnifying Stockholders' indemnification obligations under Article VI and
Article VII of the Merger Agreement in the manner set forth herein, (b) the appointment of the Indemnification Representative as their representative for purposes of this Agreement and as attorney-in-fact and agent for and on behalf of each Indemnifying Stockholder, and the taking by the Indemnification Representative of any and all actions and the making of any decisions required or permitted to be taken or made by them under this Agreement and (c) all of the other terms, conditions and limitations in this Agreement.

     3.  Escrow and Indemnification.
         --------------------------

         (a) Escrow of Shares.  On the Closing Date, the Buyer shall deposit
             ----------------
with the Escrow Agent a certificate for the number of Escrow Shares specified in
Section 1.5(b)(iii) of the Merger Agreement, issued in the name of the Escrow Agent or its nominee. The Escrow Shares and any amount received by the Escrow Agent on account thereof, including distributions referred to in Section 3(c), shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto or any of such party's Affiliates or any of the Indemnifying Stockholders. The Escrow Agent agrees to accept delivery of the Escrow Shares and to hold the Escrow Shares in an escrow account designated as the IDX/EDiX Escrow Account, or any account bearing a similar designation (the "Escrow Account"), subject to the terms and conditions of this Agreement. The Escrow Account shall not be an interest bearing account and none of the cash, if any, held in the Escrow Account shall be invested.

         (b) Indemnification and Post-Closing Adjustments.  The Indemnifying
             --------------------------------------------
Stockholders have agreed in Article VI and Article VII of the Merger Agreement to indemnify and hold harmless the Indemnified Persons from and against specified Damages. The Escrow Shares shall be security for such indemnity obligation of the Indemnifying Stockholders, subject to the limitations, and in the manner provided, in this Agreement and the Merger Agreement.

         (c) Distributions and Dividends.  Any securities, cash dividends or
             ---------------------------
other property distributable to the Indemnifying Stockholders in respect of or in exchange for any of the Escrow Shares, whether by way of stock dividends, stock splits or otherwise, shall be delivered to the Escrow Agent, who shall hold such securities, cash dividends or other property in the Escrow Account subject to this Agreement. Such securities shall be issued in the name of the Escrow Agent or its nominee and all such securities, cash dividends or other property shall be considered part of the Escrow Account for purposes hereof.

        (d) Voting of Shares.  The Indemnifying Stockholders shall have the
            ----------------
right to direct the Escrow Agent as to the exercise of any voting rights pertaining to the Escrow Shares by delivery of written instructions to the Indemnification Representative. The Indemnification Representative shall sum the votes for and sum the votes against any measure, communicate the totals to the Escrow Agent and instruct the Escrow Agent in writing in accordance therewith, and the Escrow Agent shall comply with such instructions. In the absence of such instructions, neither the Escrow Agent nor the Indemnification Representative shall vote any of the Escrow Shares.

        (e) Transferability.  The respective interests of the Indemnifying
            ---------------
Stockholders in the Escrow Shares and any other property comprising the Escrow Account (collectively with the Escrow Shares, the "Escrow Property") shall not be assignable or transferable, other than by operation of law. Written notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and the Buyer by the Indemnification Representative, and no such assignment or transfer shall be valid until such notice is given.

     4  Administration of Escrow Account.  The Escrow Agent shall administer the
        --------------------------------
Escrow Account as follows:

        (a) If an Indemnified Person has incurred or suffered Damages for which it believes it is entitled to indemnification under Article VI or Article VII of the Merger Agreement, the Indemnified Person or the Buyer, as the case may be, shall, prior to the Termination Date with respect to a particular claim, give written notice of such claim (a "Claim Notice") to the Indemnification Representative and the Escrow Agent. Each Claim Notice shall state the amount of claimed Damages, or in the case of a post-closing adjustment, the amount of such adjustment (the "Claimed Amount"), and the basis for such claim.

        (b) Claims for indemnification (other than those by the Escrow Agent) involving a claim or legal proceeding by a third party shall be made in accordance with the procedures set forth in Article VI or Article VII of the Merger Agreement and the provisions of this Section 4. For indemnification claims not involving any claim or legal proceeding by a third party or for post-closing adjustment claims, the procedures herein shall apply. Within 20 calendar days after a Claim Notice is sent, the Indemnification Representative shall provide to the Indemnified Person, with a copy to the Escrow Agent, a written response (the "Response Notice") in which the Indemnification Representative shall: (i) agree that Escrow Property having a Fair Market Value (as computed pursuant to Section 6) equal to the full Claimed Amount may be released from the Escrow Account to the Indemnified Person, (ii) agree that Escrow Property having a Fair Market Value equal to part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Account to the Indemnified Person or (iii) contest that any of the

Escrow Property may be released from the Escrow Account to the Indemnified Person. The Indemnification Representative may contest the release of Escrow Property having a Fair Market Value equal to all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Indemnified Person is entitled to indemnification under Article VI or Article VII of the Merger Agreement. If no Response Notice is delivered by, and received by the Escrow Agent from, the Indemnification Representative within such 20-day period, the Indemnification Representative shall be deemed to have agreed that Escrow Property having a Fair Market Value equal to all of the Claimed Amount may be released to the Indemnified Person from the Escrow Account.

     (c) If the Indemnification Representative in the Response Notice agrees (or is deemed to have agreed) that Escrow Property having a Fair Market Value equal to all of the Claimed Amount may be released from the Escrow Account to the Indemnified Person, the Escrow Agent shall, promptly following the earlier of the required delivery date for the Response Notice or the delivery of the Response Notice, disburse to the Indemnified Person Escrow Property having a Fair Market Value equal to the Claimed Amount (or such lesser amount of Escrow Property as is then held in the Escrow Account).

     (d) If the Indemnification Representative in the Response Notice agrees that Escrow Property having a Fair Market Value equal to part, but not all, of the Claimed Amount may be released from the Escrow Account to the Indemnified Person, the Escrow Agent shall promptly following the delivery of the Response Notice disburse to the Indemnified Person Escrow Property having a Fair Market Value equal to the Agreed Amount (or such lesser amount of Escrow Property as is then held in the Escrow Account).

     (e) If the Indemnification Representative in the Response Notice contests the release of Escrow Property having a Fair Market Value equal to all or part of the Claimed Amount (the "Contested Amount"), the matter shall be settled by binding arbitration in Boston, Massachusetts. All claims shall be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). The Indemnification Representative and the Indemnified Person shall each designate one arbitrator within 15 days of the delivery of the Indemnification Representative's Response Notice contesting the Claimed Amount. The Indemnification Representative and the Indemnified Person shall cause such designated arbitrators mutually to agree upon and designate a third arbitrator; provided, however, that (i) failing such agreement within 45 days of delivery of the Indemnification Representative's Response Notice, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either the Indemnification Representative or the Indemnified Person fail to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. The Indemnifying Stockholders and the Indemnified Person shall pay the fees and expenses of their respectively designated arbitrators and shall bear equally the fees and expenses of the third arbitrator. The Indemnification Representative and the Indemnified Person shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within 60 days after the appointment of the last arbitrator. The arbitrators' decision shall relate solely to whether the Indemnified Person is entitled to receive the Contested Amount (or a portion thereof) pursuant to the applicable terms of the Merger Agreement and this Agreement. The final decision of the arbitrator, or a majority of the arbitrators in the case of three arbitrators, shall be furnished to the Indemnification Representative, the Indemnified Person and the Escrow Agent in writing and shall constitute a conclusive determination of the issue in question, binding upon the Indemnification Representative, the Indemnifying Stockholders, the Indemnified Person and the Escrow Agent, and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' award.

     (f) After delivery of a Response Notice that the Claimed Amount is contested by the Indemnification Representative, the Escrow Agent shall continue to hold in the Escrow Account an amount of Escrow Property having a Fair Market Value sufficient to cover the Contested Amount (up to the amount of Escrow Property then available in the Escrow Account), notwithstanding the occurrence of the Termination Date, until (i) delivery of a copy of a settlement agreement executed by the Indemnified Person and the Indemnification Representative setting forth instructions to the Escrow Agent as to the release of Escrow Property, if any, that shall be made with respect to the Contested Amount or
(ii) delivery of a copy of the final award of the arbitrator, or a majority of the arbitrators in the case of three arbitrators, setting forth instructions to the Escrow Agent as to the release of Escrow Property, if any, that shall be made with respect to the Contested Amount. The Escrow Agent shall thereupon release Escrow Property from the Escrow Account (up to the amount of Escrow Property then available in the Escrow Account) in accordance with such agreement or instructions.

     (g) If, as a result of any third-party claim or legal proceeding subject to the indemnification procedures set forth in the Merger Agreement, any settlement has been entered into, or any judgment entered in favor of any third party (which is not subject to further appeal), the Indemnified Person may give notice of the resulting Damages to the Escrow Agent, together with a copy of the settlement or judgment and the Escrow Agent shall, promptly following the receipt of such notice, disburse to the Indemnified Person an amount of Escrow Property having a Fair Market Value equal to such Damages (up to the amount of Escrow Property then available in the Escrow Account).

     5.  Release of Escrow Property.
         --------------------------

         (a) Promptly after the Termination Date, the Escrow Agent shall distribute to the Indemnifying Stockholders the Escrow Property then held in escrow. Notwithstanding the foregoing, if an Indemnified Person has previously given any Claim Notices that have not then been resolved in accordance with
Section 4, the Escrow Agent shall retain in the Escrow Account after the Termination Date an amount of Escrow Property having a Fair Market Value equal to the aggregate Claimed Amount covered by all such Claim Notices that have not then been resolved. Any Escrow Property so retained in escrow shall be disbursed in accordance with the terms of the resolution of such claims.

         (b) Any distribution of all or a portion of the Escrow Property to the Indemnifying Stockholders shall be made in accordance with the percentages set forth opposite such holders' respective names on Attachment A attached hereto;
                                                 ------------
provided, however, that the Escrow Agent shall withhold the distribution of the
--------  -------
portion of the Escrow Property otherwise distributable to Indemnifying Stockholders who have not, according to written notice provided by the Buyer to the Escrow Agent, prior to such distribution, surrendered their respective Certificates pursuant to the terms and conditions of the Merger Agreement. Any such withheld Escrow Property shall be delivered to the Buyer promptly after the Termination Date, and shall be delivered by the Buyer to the Indemnifying Stockholders to whom such Escrow Property would have otherwise been distributed upon surrender of their respective Certificates. Distributions to the Indemnifying Stockholders shall be made by submitting the appropriate Escrow Shares for transfer and/or mailing checks to such holders at their respective addresses shown on Attachment A (or such other address as may be provided in
                   ------------
writing to the Escrow Agent by any such holder). No fractional Escrow Shares shall be distributed to Indemnifying Stockholders pursuant to this Agreement. Instead, the number of shares that each Indemnifying Stockholder shall receive shall be rounded up or down to the nearest whole number (provided that the Indemnification Representative shall have the authority to effect such rounding in such a manner that the total number of whole Escrow Shares to be distributed equals the number of Escrow Shares then held in the Escrow Account).

     6.  Valuation of Escrow Property.  For purposes of this Agreement, the Fair
         ----------------------------
Market Value of Buyer Common Stock shall be equal to the Buyer Stock Price (as defined in the Merger Agreement), subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock after the date of this Agreement (each, a "Buyer Stock Event"). The Buyer shall provide the Escrow Agent with written notice of any Buyer Stock Event. The Fair Market Value of all other Escrow Property, if any, other than cash shall be determined by the mutual agreement of the Buyer and the Indemnification Representative which shall be reduced to a writing signed by both of them and delivered to the Escrow Agent.

     7.  Fees and Expenses of the Escrow Agent.  The Buyer and the
         -------------------------------------

Indemnifying Stockholders hereby agree, jointly and severally, to pay to the Escrow Agent its fees and expenses in accepting and performing its appointment as escrow agent hereunder. As between themselves, the Buyer, on the one hand, and the Indemnifying Stockholders, on the other hand, hereby agree that each shall pay (a) one-half of the fees of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder and (b) one-half of any fees and expenses of counsel and other reasonable, actual and documented out-of-pocket expenses reasonably incurred by the Escrow Agent in the performance of its duties hereunder. In releasing any amounts hereunder, the Escrow Agent may deduct therefrom and pay to itself the amount of any outstanding fees and expenses payable to it pursuant to the terms of this Agreement.

     8.  Limitation of Escrow Agent's Liability.
         --------------------------------------

         (a) The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

         (b) The Buyer and the Indemnifying Stockholders hereby, jointly and severally, agree to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. The Buyer, on the one hand, and the Indemnifying Stockholders, on the other hand, shall each be liable for one-half of such amounts. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

     The Buyer and the Indemnifying Stockholders, jointly and severally, agree to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of the Escrow Account under this Agreement, and to indemnify and hold the Escrow Agent harmless from and against any taxes, assessments, additions for late payment, governmental charges, including, without limitation, withholdings or deductions or the failure to withhold or deduct the same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, including costs and expenses (including reasonable legal fees and expenses), interest, penalties and other expenses, that may be assessed against the Escrow Agent in any such payment or other activities under this Agreement (each a "Liability"). The Buyer and the Indemnification Representative undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement; provided,
                                                                 --------
however, that the indemnity in the foregoing sentence will not apply to the
-------
extent that a Liability results from the Escrow Agent's gross negligence or willful misconduct, which shall include failure to follow such written instructions.

     The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository or subescrow agent employed by the Escrow Agent than any such book entry depository or subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book entry depository or subescrow agent was caused by the Escrow Agent's own gross negligence, bad faith or willful misconduct.

     9.  Liability and Authority of Indemnification Representative; Successors
         ---------------------------------------------------------------------
and Assignees.
--------------

         (a) The Indemnification Representative shall incur no liability to the Indemnifying Stockholders with respect to any action taken or suffered by him in reliance upon any note, direction, instruction, consent, statement or other documents believed by him to be genuinely and duly authorized, nor for other action or inaction except his own willful misconduct or gross negligence. The Indemnification Representative may, in all questions arising under the Escrow Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Indemnification Representative based on such advice, the Indemnification Representative shall not be liable to the Indemnifying Stockholders.

         (b) In the event of the death or permanent disability of the Indemnification Representative, or her resignation as Indemnification Representative, a successor Indemnification Representative shall be elected by a majority vote of the Indemnifying Stockholders, with each such Indemnifying Stockholder (or his or her successors or assigns) to be given a vote equal to the number of votes represented by the Company Shares held by such Indemnifying Stockholder immediately prior to the Effective Time. Each successor Indemnification Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Indemnification Representative, and the term "Indemnification Representative" as used herein shall be deemed to include successor Indemnification Representative.

          (c) The Indemnification Representative shall have full power and authority to represent the Indemnifying Stockholders, and their successors, with respect to all matters arising under this Agreement and all actions taken by the Indemnification Representative hereunder shall be binding upon the Indemnifying Stockholder, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Indemnification Representative shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise any claims asserted hereunder and to authorize payments to be made with respect thereto, on behalf of the Indemnifying Stockholders and their successors.

          (d) The Escrow Agent may rely on the Indemnification Representative as the exclusive agent for the Indemnifying Stockholders under this Agreement and shall incur no liability to any party with respect to any action taken or suffered by it in reliance thereon.

     10.  Amounts Payable by Indemnifying Stockholders.  The amounts payable by
          --------------------------------------------
the Indemnifying Stockholders under this Agreement (i.e., the fees and expenses of arbitrators payable pursuant to Section 4(e), the fees of the Escrow Agent payable pursuant to Section 7 and the indemnification obligations pursuant to Sections 8(b)) shall be payable solely as follows. The Escrow Agent will have no liability to any party for its disposal of Escrow Property. The Indemnification Representative shall notify the Escrow Agent of any such amount payable by the Indemnifying Stockholders as soon as they become aware that any such amount is payable, with a copy of such notice to the Buyer. On the sixth business day after the delivery of such notice, the Escrow Agent shall sell such number of Escrow Shares (up to the number of Escrow Shares then available in the Escrow Account), subject to compliance with all applicable securities laws, as is necessary to raise such amount, and shall disburse such proceeds to the party to whom such amount is owed in accordance with the instructions of the Indemnification Representative; provided that if the Buyer delivers to the Escrow Agent (with a copy to the Indemnification Representative), within five business days after delivery of such notice by the Indemnification Representative, a written notice contesting the legitimacy or reasonableness of such amount, then the Escrow Agent shall not sell Escrow Shares to raise the disputed portion of such claimed amount, and such dispute shall be resolved by the Buyer and the Indemnification Representative in accordance with the procedures set forth in Section 4(e).

     11.  Termination.  This Agreement shall terminate upon the last to occur of
          -----------
the Termination Date or the distribution by the Escrow Agent of all of the Escrow Account in accordance with this Agreement; provided that the provisions of Sections 7, 8 and 9 shall survive such termination.

     12.  Notices.  All notices, instructions and other communications given
          -------
hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

     If to the Buyer:                          Copy to:
                                               --------
     IDX Systems Corporation                   Robert W. Baker, Jr., Esq.
     1400 Shelburne Road                       IDX Systems Corporation
     P.O. Box 1070                             1400 Shelburne Road
     Burlington, Vermont 05402-1070            P.O. Box 1070
     Attn:  President                          Burlington, Vermont 05402-1070

     If to the Indemnifying Stockholders or    Copy to:
                                               --------
     the Indemnification Representative:

     Joel D. Liffmann                          Thomas E. Sparks, Esq.
     Oracle Partners, L.P.                     Pillsbury Madison & Sutro LLP
     712 Fifth Avenue                          235 Montgomery Street
     45th Floor                                San Francisco, California 94104
     New York, New York  10019

     If to the Escrow Agent                    Copy to:
                                               --------
     State Street Bank and Trust Company
     c/o _______________________________
     Two International Place
     Boston, Massachusetts  02110-2804


     Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 12.

     13.  Successor Escrow Agent.  In the event the Escrow Agent becomes
          ----------------------
unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than 60 days prior to the date when such resignation shall take effect. The Buyer may appoint a successor Escrow Agent without the consent of the Indemnification Representative so long as such successor is a bank with assets of at least $100 million, and may appoint any other successor Escrow Agent with the consent of the Indemnification Representative, which shall not be unreasonably withheld. If, within such notice period, the Buyer provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Property then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Property to such designated successor.

     14.  General.
          -------

          (a) Governing Law, Assigns.  This Agreement shall be governed by and
              ----------------------
construed in accordance with the internal laws of the State of Delaware without regard to conflict-of-law principles and shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, successors and assigns.

          (b) Counterparts.  This Agreement may be executed in two or more
              ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (c) Entire Agreement.  Except for those provisions of the Merger
              ----------------
Agreement referenced herein, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

          (d) Waivers.  No waiver by any party hereto of any condition or of any
              -------
breach of any provision of this Escrow Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

          (e) Amendment.  This Agreement may be amended only with the written
              ---------
consent of the Buyer, the Escrow Agent, the Indemnification Representative and the Indemnifying Stockholders.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                              IDX SYSTEMS CORPORATION



                              By:________________________________



                              INDEMNIFICATION REPRESENTATIVE



                              ___________________________________
                              Joel D. Liffmann


                              ESCROW AGENT

                              State Street Bank and Trust Company



                              By:________________________________